Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

OceanPal Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares Issuable upon Exercise of Warrants(1)	457(o)	15,000,000	$1.01(2)	$15,150,000	0.0001102	$1,670.00
	Total Offering Amounts					$15,150,000		$1,670.00

(1)	Consists of common shares that may be issued upon the exercise of the Warrants as described in the registration statement.

(2)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.